                                                                  EXECUTION COPY

                                                                     EXHIBIT 4.2

                            ASSET PURCHASE AGREEMENT

            THIS ASSET PURCHASE AGREEMENT dated as of October ___, 1997 (the "Effective Date") (together with all Schedules and Exhibits hereto, this "Agreement"), by and among PREAMBLE ACQUISITION CORP., a Delaware corporation (referred to hereinafter as the "Buyer"), LECROY CORPORATION, a Delaware corporation (the "Parent"), PREAMBLE INSTRUMENTS, INC., an Oregon corporation (the "Seller"), and each of the holders of the outstanding shares of capital stock of the Seller listed on the signature pages hereto (each individually, a "Stockholder" and collectively, the "Stockholders."

            WHEREAS, the Buyer is a wholly-owed subsidiary of the Parent;

            WHEREAS, the Stockholders own beneficially all of the issued and outstanding shares of capital stock of the Seller;

            WHEREAS, the Seller desires to sell and the Buyer desires to purchase all the assets owned by the Seller and used in the Seller's business;

            NOW, THEREFORE, in consideration of the mutual covenants and agreements herein set forth, the Buyer, the Parent, the Stockholders and the Seller agree as follows:

1.          PURCHASE AND SALE

            1.1. Acquired Assets. Subject to the terms and conditions set forth in this Agreement, at the Closing referred to in Section 4 hereof, the Seller, and with respect to the Real Property Leases Alfred Schamel, Timothy Ruvo and John Addis, shall sell, assign, transfer and deliver to the Buyer, and the Buyer shall purchase, acquire and take assignment and delivery of, (i) all of the assets of the Seller and the (ii) asset of Alfred Schamel, Timothy Ruvo and John Addis represented by the Real Property Lease, including the following, all of which assets are hereinafter referred to collectively as the "Acquired Assets"):

            (a) All of the Seller's fixtures, hardware, machinery, installations, equipment, furniture, tools, spare parts, supplies, materials and other personal property including those items described on Schedule 1(a) to the Disclosure Letter of the Seller and the Stockholders addressed to the Buyer of even date herewith (the "Disclosure Letter") (the "Equipment");

            (b) The Seller's inventories including raw materials, work in progress and finished goods, and including those items described on Schedule 1(b) to the Disclosure Letter (the "Inventory");

            (c) All of the Seller's title to, interest in and rights under the leases of personal property described on Schedule 1(c) to the Disclosure Letter (the "Personal Property Leases");

            (d) As of the Closing, all cash and deposits, bank accounts, money market accounts, certificates of deposits, treasury bills, bonds, notes, securities and similar assets ("Cash") and prepaid expenses made or incurred in connection with the operation of the Seller's business (the "Deposits") other than as described on Schedule 1(d) to the Disclosure Letter;

            (e) Any lists in the possession of the Seller that identify customers of the Seller (the "Accounts") and vendors from whom supplies are purchased in connection with the operation of the business of the Seller;

            (f) All of Alfred Schamel, Timothy Ruvo and John Addis title to, interest in and rights under the leases of real property described on Schedule 1(f) to the Disclosure Letter (the "Real Property Leases");

            (g) All of the Seller's rights under the purchase orders, contracts and agreements described on Schedule 1(g) to the Disclosure Letter for the purchase or sale of goods, materials and services (the "Contracts") and under all other contracts, commitments and agreements of the Seller entered into in the ordinary course of business prior to the Closing and which are expressly accepted by the Buyer in writing at the Closing and all rights and privileges described on Schedule 1(g) to the Disclosure Letter granted to the Seller by third parties which relate to the operation by the Seller of its business, including, all rights to operate, maintain and service the Equipment and to the return of deposits on the Equipment;

            (h) All of the Seller's transferable rights under the licenses and permits described on Schedule 1(h) to the Disclosure Letter (the "Licenses");

            (i) All of the Seller's uncertificated securities, license fees, patents, patent applications, trademarks, trademark applications, trade names, copyrights, copyright applications, rights to sue and recover for past infringement of patents, trademarks and copyrights, computer programs computer software, engineering drawings, service marks, customer lists, goodwill, designs, software, research and development, know-how, inventions (whether or not patentable), trade secrets, and other intangible assets including those described on Schedule 1(i) to the Disclosure Letter (the "Intangibles");

            (j) All books, records, drawings, schematics, documentation, descriptions, product applications, test information, other data in whatever format or medium, including all computer records, programs and data and business and marketing plans, relating to the operation of the business or any of the Seller's products (including those products currently under development or currently contemplated); and

            (k) All trade and other accounts and notes receivable including those described on Schedule 1(k) to the Disclosure Letter (the "Receivables").

            1.2. Excluded Assets. Notwithstanding the foregoing, the Seller is not selling, and the Buyer is not purchasing pursuant to this Agreement and the term "Acquired Assets" shall not include any of the assets set forth on Schedule
1.2 to the Disclosure Letter or any of the consideration payable to the Seller pursuant to Sections 2.1, 9.1 or 9.2 or otherwise in respect of this Agreement.

            2.  PURCHASE PRICE.

            2.1. Purchase Price. As full consideration for the Acquired Assets, the Buyer shall pay to the Seller an amount equal to $1,818,000 (the "Purchase Price"). The Purchase Price shall be paid as follows:

                        (a) delivery by the Buyer to the Seller, at the Buyer's
            sole option, of either (i) shares of the Parent's common stock, $.01 par value per share ("Common Stock"), equivalent to $1,407,000 based on the Average Market Value (as determined below), as adjusted pursuant to Section 5 hereof (rounding up to the nearest whole share) (the "Stock Consideration"), or (ii) cash or cash equivalents in an amount equal to $1,407,000 ("Cash Equivalent Consideration"), which Stock Consideration or Cash Equivalent Consideration, as the case may be, shall be distributed by the Seller to the Stockholders proportionately as set forth on Schedule 2.1(a) hereof;

                        (b) delivery by the Buyer to the Seller of $411,000 in
            cash (the "Cash Consideration") payable by check or wire transfer, which Cash Consideration shall be applied by the Seller solely to satisfy the obligations of the Seller set forth on Schedule 2.1(b) to the Disclosure Letter; and

                        (c) in the event the Effective Date Average Market Value
            is greater than the closing sales price reported on Nasdaq on the trading day immediately preceding the Closing Date (the "Closing Sales Price"), then delivery by the Buyer to the Seller of a cash amount (the "Additional Cash Consideration") equal to the product of
            (A) the difference of (i) the Effective Date Average Market Value minus (ii) the Closing Sales Price multiplied by (B) the number of shares of Common Stock the Seller receives on the Closing Date in respect of the Stock Consideration, which Additional Cash Consideration shall be distributed by the Seller to the Stockholders proportionately as set forth on Schedule 2.1(a) to the Disclosure Letter.

            2.2. Average Market Value. For purposes of this Agreement, "Average Market Value" shall mean the average closing sales price reported on the National Association of Securities and Automated Quotation System ("Nasdaq"). For the purposes of this Section 2 such Average Market Value shall be determined during the twenty (20) trading days immediately preceding the fifth trading day prior to the Effective Date (the "Effective Date Average Market Value").

            2.3. Allocation of Purchase Price. The parties hereto shall mutually agree on the allocation of the Purchase Price among the Acquired Assets within 90 days after the Closing. The parties hereto agree that, for tax reporting purposes, they shall report the transaction contemplated by this Agreement in accordance with such allocation and shall not take a position for tax purposes inconsistent therewith.

            2.4. Earn-Outs. In addition to the Purchase Price, under certain circumstances, as further described in Section 9 hereof, the Buyer may be required to pay to the Seller certain additional amounts.

            3. ASSUMPTION OF CERTAIN OBLIGATIONS OF SELLER. Except as set forth in Schedule 3 to the Disclosure Letter hereto (the "Assumed Obligations"), the Buyer shall not assume, and shall not be deemed to have assumed any liability or obligation of the Seller whatsoever including any liabilities for taxes attributable to periods prior to the Closing Date, for breaches of contract occurring prior to the Closing Date, for claims arising out of any employee benefit plan or from actions of Seller prior to the Closing Date, any agreement or practice of the Seller prior to the Closing Date or out of any workmen's compensation claim, any commissions or similar amounts due to any party or any claimed negligence of the Seller or claimed infringement of intellectual property or other rights of any person relating to any products or services sold by Seller prior to the Closing Date. In furtherance of, but without limiting, the foregoing, the Buyer will not assume any liabilities or obligations of the Seller (a) resulting from the ownership, operation or condition of the Seller's business or assets related thereto (including, without limitation, the Acquired Assets), or for any liabilities or obligations resulting from any hazardous activity conducted on or prior to the Closing Date, (b) to any retired or other former employees of the Seller for salaries or benefits accrued prior to the Closing Date or (c) under any agreements of the Seller with any employees providing for severance payments in the event such employees are terminated by the Buyer after the Closing Date ("Excluded Liabilities").

            4.  CLOSING.

            4.1. Closing. Subject to the provisions of Sections 12, 13, and 14, a closing (the "Closing") shall be held simultaneously at the offices of Bingham, Dana & Gould LLP, 150 Federal Street, Boston, Massachusetts and Kennedy & Kennedy LLP 888 S.W. Fifth Avenue, Portland, Oregon, at 11:00 A.M. (Boston time) on October ___, 1997 or as soon as possible thereafter on such other date as may be agreed to by the parties. The date on which the Closing is actually held hereunder is sometimes referred to herein as the "Closing Date." The Closing shall be effective as of the Closing Date.

            4.2. Transactions at the Closing. At the Closing of the purchase and sale of the Acquired Assets (the following documents and agreements together with the Disclosure Letter are referred to herein as the "Related Agreements"):

            (a) except as set forth on Schedule 4.2(a) to the Disclosure Letter the Seller shall duly execute and deliver to the Buyer or its nominee or nominees such deeds, bills of sale, certificates of title and other instruments of assignment or transfer with respect to the Acquired Assets as the Buyer may reasonably request and as may be necessary to vest in the Buyer good and marketable title to all of the Acquired Assets, in each case subject to no Encumbrance (as defined in Section 6.3 below), including but not limited to a Warranty Bill of Sale substantially the form of Exhibit A, respectively, hereto;

            (b)  the Buyer shall deliver the Purchase Price to the Seller;

            (c) the Buyer and John Addis shall execute and deliver a Consulting and Non-Competition Agreement substantially in the form of Exhibit B hereto;

            (d) the Buyer and Alfred H. Schamel and the Buyer and Timothy W. Ruvo shall each execute and deliver an Employment and Non-Competition Agreement substantially in the form of Exhibit C hereto;

            (e) Kennedy and Kennedy LLP, counsel to the Seller and the Stockholders, shall deliver to the Buyer a written opinion, addressed to the Buyer and dated the Closing Date, substantially in the form of Exhibit D hereto;

            (f) unless waived by the Buyer in writing, the Seller shall deliver to the Buyer evidence of receipt of all necessary third party consents, in form and substance reasonably satisfactory to the Buyer, as may be necessary to permit the consummation of the transactions contemplated by this Agreement and any Related Agreement to which it is a party, without contravention or default.

            (g) Bingham, Dana & Gould LLP, counsel to the Buyer, shall deliver to the Seller a written opinion, addressed to the Seller and dated the Closing Date, substantially in the form of Exhibit E hereto.

            5. ADJUSTMENTS. All personal property taxes with respect to the Acquired Assets and all rent and other payments under or pursuant to the Contracts shall be apportioned and shall be adjusted, as of the Closing Date, and the net amount thereof shall be added to or deducted from, as the case may be, that portion of the Purchase Price paid by the Buyer on the Closing Date. If the amount of any item is not known at the time of Closing, it shall be apportioned on a basis which is agreed to by the Buyer and the Seller prior to the payment of the Purchase Price with a reapportionment when definitive data are available. The Seller shall pay all sales, use and other transfer taxes imposed by the State of Oregon with respect to the sale and the Buyer's purchase of the Acquired Assets.

            6. REPRESENTATIONS AND WARRANTIES OF THE SELLER AND EACH OF THE STOCKHOLDERS. The Seller and each of the Stockholders, jointly and severally, make to the Buyer the representations and warranties set forth in this Section 6 (other than the representations and warranties set forth in subsections 6.2, 6.7 and 6.17 that relate to the Stockholders in their individual capacities which are made by each Stockholder severally only with respect to such individual Stockholder provided however Alfred Schamel and Timothy Ruvo shall be jointly and severally liable for the representations and warranties set forth in subsections 6.2, 6.7 and 6.17 that relate to Alfred Schamel or Timothy Ruvo in their individual capacities).

            6.1. Organization of the Seller; Authority. The Seller is a corporation duly organized and validly existing under the laws of the State of Oregon. The Seller has no subsidiaries. The Seller has all requisite power and authority to own and hold the Acquired Assets, to carry on its business and to own or lease and operate its properties and operate its business as such business is now conducted and such properties are now owned, leased or operated. The Seller has all requisite power, authority and capacity to execute and deliver this Agreement and all other agreements, documents and instruments contemplated hereby and to carry out all actions required of it pursuant to the terms of this Agreement and this Agreement has been duly executed and delivered by the Seller and each of the Stockholders and constitutes the legal, valid and binding obligation of the Seller and each of the Stockholders, enforceable against the Seller and each of the Stockholders in accordance with its terms, except as enforceability may be limited by the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization, marshaling, or other laws or rules of law affecting creditors' rights and remedies generally and to general principals of equity. The Seller has obtained all necessary authorizations and approvals from its Board of Directors and stockholders required for the execution and delivery of this Agreement and any Related Agreement to which it is a party and the consummation of the transactions contemplated hereby and thereby.

            6.2. Non-Contravention. Except as set forth on Schedule 6.2 to the Disclosure Letter, neither the execution and delivery of this Agreement by the Seller and each of the Stockholders nor the consummation by the Seller and each of the Stockholders of the transactions contemplated hereby will constitute a violation of, or be in conflict with, or constitute or create a default under, or result in the creation or imposition of any Encumbrance (as defined in Section 6.3 below) upon any property of the Seller (including any of the Acquired Assets) pursuant to
(a) the Articles of Incorporation or By-Laws of the Seller, each as amended to date; (b) any material agreement or commitment to which the Seller or any Stockholder is a party or by which the Seller or any Stockholder or any of the Seller's properties (including any of the Acquired Assets) is bound or to which the Seller or any Stockholder or any of such properties is subject and which would materially adversely affect the Buyer or the Acquired Assets; or (c) any statute or any judgment, decree, order, regulation or rule of any court or governmental authority which would materially adversely affect the Buyer.

            6.3. Title to Acquired Assets. Except as set forth on Schedule 6.3 to the Disclosure Letter, the Seller is the lawful owner of, has good and marketable title to, and has the full right to sell, convey, transfer, assign and deliver the Acquired Assets, without any restrictions of any kind whatsoever. All of the Acquired Assets are entirely free and clear of any security interests, liens, claims, charges, options, mortgages, debts, leases (or subleases), conditional sales agreements, title retention agreements, encumbrances of any kind or restrictions against the transfer or assignment thereof (collectively, "Encumbrances"), and there are no filings in any registry of deeds in any jurisdiction or under the Uniform Commercial Code or similar statute in any jurisdiction showing the Seller as debtor which create or perfect or which purport to create or perfect any Encumbrance in or on any of the Acquired Assets. At and as of the Closing, the Seller will convey the Acquired Assets to the Buyer by deeds, bills of sale, certificates of title and instruments of assignment and transfer effective to vest in the Buyer, and the Buyer will have, good and marketable title to all of the Acquired Assets, free and clear of all Encumbrances.


            6.4. Intellectual Property, Licenses, Etc. Schedule 6.4 to the Disclosure Letter sets forth a true, correct and complete list, of all trademarks, trademark rights, trade names, trade name rights, copyrights, patents, patents rights, licenses, franchises, permits and authorizations held by the Seller ("Intellectual Property"). To the best knowledge of the Seller and the Stockholders, Schedule 6.4 to the Disclosure Letter sets forth all Intellectual Property necessary for the conduct of Seller's business. To the best knowledge of the Seller and each of the Stockholders, Seller has taken reasonable measures to protect the propriety nature of each of the foregoing and to maintain in confidence all trade secrets and confidential information that it owns or uses. All of the foregoing are in full force and effect, and Seller is in compliance with the foregoing without any known conflict with the valid rights of others which could have a material adverse effect on the assets (including the Acquired Assets), properties, liabilities, business, operations, results of operation, condition (financial or otherwise) or prospects of the Seller or the ability of the Seller to perform this Agreement, any Related Agreement to which the Seller is a party or any of the transactions contemplated hereby or thereby.

            6.5. Compliance with Applicable Laws. Except as provided in Schedule
6.5 to the Disclosure Letter, to the best knowledge of the Seller and each of the Stockholders, the Seller has complied with every, and is not in default in any respect under any, applicable law, statute, order, rule, regulation or policy of, or agreement with, any federal, state or local governmental agency or authority relating to the Seller, except where such default or noncompliance would not result in a limitation on the conduct of the business of Seller, would not cause, Seller to incur any financial penalty and would not otherwise result, with respect to Seller, in any material adverse effect on the assets, properties, liabilities, business, operations, results of operation, condition (financial or otherwise) or prospects of the Seller or the ability of the Seller to perform this Agreement, any Related Agreement to which the Seller is a party or any of the transactions contemplated hereby or thereby, and Seller has not received any notice of violation of, or commencement of any proceeding in connection with any such violation, and does not know of any violation of, any such law, statute, order, rule, regulation, policy or agreement which would have such a result. Seller is not in violation of any provisions its Articles of Incorporation or By-Laws.

            6.6. Litigation, Etc. No action, suit, proceeding or investigation is pending or, to the best knowledge of the Seller or any of the Stockholders, threatened, relating to or affecting any of the Acquired Assets or relating to or affecting the activities of the Seller carried on with any of the Acquired Assets, or which questions the validity of this Agreement or challenges any of the transactions contemplated hereby, nor, to the Seller's or any of the Stockholder's knowledge, is there any basis for any such action, suit, proceeding or investigation.

            6.7. Brokers. The Seller has not retained, utilized or been represented by any broker or finder in connection with the transactions contemplated by this Agreement and the Related Agreements. No Stockholder has retained, utilized or been represented by any broker or finder in connection with the transactions contemplated by this Agreement and the Related Agreements.

            6.8. Consents of Third Parties. Except as set forth on Schedule 6.2 to the Disclosure Letter, the Seller has no obligation to secure any consent from any third party in order to permit the consummation of the transactions contemplated by this Agreement or any Related Agreement to which it is a party.

            6.9. Contracts. Each of the contracts listed on Schedule 1(g) to the Disclosure Letter or any of the other Schedules to the Disclosure Letter is in full force and effect, and neither the Seller nor any of the Stockholders has any reason to believe that any contract is invalid or that any material breach or default, or event or condition which with notice or the passage of time or both would constitute such a breach or default, exists with respect thereto. The Seller has performed all material obligations required to be performed by it to date under each such contract. Subject to obtaining any necessary consents by the other party or parties to any such contract (the requirement of any such consent being reflected on Schedule 6.2 to the Disclosure Letter, no contract to be assumed by the Buyer hereunder will be materially adversely affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement.

            6.10. Environmental Matters. To the best knowledge of the Seller and each of the Stockholders, the Seller is in compliance with all environmental laws of the United States Environmental Protection Agency (the "EPA") and of similar agencies in states in which it conducts business. There is no suit, claim, action or proceeding now pending before any court, governmental agency or board or other forum or, to the knowledge of Seller, threatened by any person or entity (i) for alleged noncompliance with any environmental law, rule, regulation or (ii) relating to the discharge or release into the environment of any hazardous material or waste at or on a site owned, leased or operated by the Seller.

            6.11. Insurance. Schedule 6.11 to the Disclosure Letter sets forth a complete list, and the Seller has heretofore provided, true, correct and complete copies to Buyer of all currently effective insurance policies.

            6.12. No Undisclosed Liabilities. Other than expenses incurred in connection with the transactions contemplated by this Agreement, to the best of the Seller's and each of the Stockholder's knowledge, the Seller has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) and to the best of the Seller's and each of the Stockholder's knowledge there is no basis for the assertion against the Seller of any such liability or obligation, except for liabilities or obligations reflected or reserved against in the September 15, 1997 balance sheets and current liabilities incurred in the ordinary course of business since such date.

            6.13. Taxes. The Seller is and at all times since its incorporation has been, qualified as an S corporation (as defined in the Internal Revenue Code of 1986, as amended, the "IRC") and has accurately prepared and duly and timely filed all documents that it was required to file with the Internal Revenue Service or any taxing authority. The Oregon Department of Revenue recognizes S corporation status for state taxation purposes and affords such entities pass-through tax treatment. The Seller is not currently being audited or examined by any governmental body, nor have any deficiencies for any tax been asserted against the Seller. No claim or inquiry with respect to any material amount of taxes has been made within the past seven years by an authority in a jurisdiction where the Seller did not file tax returns that it is or may be subject to any tax by that jurisdiction. Without limiting the generality of the foregoing, the Seller has withheld or collected and duly paid all taxes required to have been withheld or collected and paid in connection with sales and use tax obligations, and amounts paid or owing to any employee, independent contractor, creditor, Stockholder or other person.

            6.14. Absence of Certain Changes and Events. Except as set forth on
Schedule 6.14 to the Disclosure Letter, since September 15, 1997, the Seller has conducted its business only in the ordinary course of business and there has not been any:

     (a) except in the ordinary course of business, payment or increase by the Seller of any bonuses, salaries, commissions or other compensation to any stockholder, director, officer, or employee or entry into any employment, severance, or similar contract with any director, officer, or employee;

     (b) adoption of, or increase in the payments to or benefits under, any profit share, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of the Seller;

     (c) damage to or destruction or loss of any asset or property of the Seller, whether or not covered by insurance;

     (d) except in the ordinary course of business, sale, lease, or other disposition of any asset or property of the Seller or mortgage, pledge, or imposition of any encumbrance on any asset or property of the Seller;

     (e) cancellation or waiver of any claims or rights with a value to the Seller in excess of $25,000;

     (f) material change in the accounting methods used by the Seller;

     (g) material adverse change in the financial condition, assets, liabilities, earnings, business or prospects of the Seller, taken as a whole;

     (h) indebtedness or other liability or obligation (whether absolute, accrued, contingent or otherwise) incurred, or other transaction (except that reflected in this Agreement) engaged in, by the Seller, except those in the ordinary course of business which are, individually and in the aggregate to one group of related parties, less than $25,000 in amount;

     (i) acquisition of any assets other than in the ordinary course of business; and

     (j) agreement, whether oral or written, by the Seller to do any of the foregoing.

            6.15. Material Interests of Certain Persons. No officer, director or stockholder of Seller, or any "associate" (as such term is defined in Rule 14a-1 under the Exchange Act) of any such officer, director or stockholder, has any material interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of the Seller.

            6.16. Disclosure. No representation, warranty or statement made by the Seller in this Agreement or in any Exhibit, Schedule, Related Agreement, written statement, certificate or other document delivered or to be delivered to the Buyer pursuant hereto or in connection with the consummation of the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading.

            6.17. No Other Agreements. No Stockholder is party to or subject to any non-compete, non-solicitation, non-disclosure or similar agreement with any company, entity or other person that conflicts with or is in contravention of his covenants and agreements under this Agreement or any Related Agreement to which he is a party.

            6.18. Bulk Transfer Law. The Seller is not required to comply with the bulk transfer laws of the State of Oregon in respect of the transactions contemplated by this Agreement and the other Related Agreements to which it is a party.

            7. REPRESENTATIONS AND WARRANTIES OF THE BUYER AND PARENT. The Buyer and the Parent jointly and severally represent and warrant to the Seller and the Stockholders as follows:

            7.1. Organization and Standing of Buyer and Parent. Each of the Buyer and Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Buyer and Parent has full power and authority under its Certificate of Incorporation and By-Laws and applicable laws to execute and deliver this Agreement and all Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. This Agreement and all Related Agreements to which the Buyer or Parent is a party have been duly executed and delivered by the Buyer or the Parent, as the case may be, and constitutes the legal, valid and binding obligation of the Buyer or the Parent, as the case may be, enforceable against the Buyer or the Parent, as the case may be, in accordance with its terms except as enforceability may be limited by the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization, marshaling, or other laws or rules of law affecting creditors' rights and remedies generally and to general principals of equity. Each of the Buyer and Parent has obtained all necessary authorizations and approvals from its Board of Directors and stockholders required for the execution and delivery of this Agreement, all Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby.

            7.2. Non-Contravention. Neither the execution and delivery of this Agreement by the Buyer or the Parent nor the consummation by the

Buyer and the Parent of the transactions contemplated hereby will constitute a violation of, or be in conflict with, constitute or create a default under, or result in the creation or imposition of any liens upon any property of the Buyer or the Parent pursuant to (a) the Certificate of Incorporation or By-Laws of the Buyer or the Parent as the case may be, each as amended to date; (b) any material agreement or commitment to which the Buyer or the Parent is a party or by which the Buyer or the Parent or any of its respective properties is bound or to which the Buyer or the Parent or any of its respective properties is subject; or (c) any statute or any judgment, decree, order, regulation or rule of any court or governmental authority relating to the Buyer or the Parent which would materially adversely affect the Buyer and the Parent taken as a whole.

            7.3. Stock Consideration. As of the Closing Date, after giving effect to the transactions contemplated hereby and by the Related Agreements, the shares of Common Stock of the Parent comprising the Stock Consideration will be duly authorized, validly issued, fully paid and nonassessable.

            7.4. Third Party Consents. Neither the Buyer nor the Parent has any obligation to secure any consent from any third party in order to permit the consummation of the transactions contemplated by this Agreement or any Related Agreement to which it is a party.

            7.5. Brokers. Neither the Buyer nor the Parent has retained, utilized or been represented by any broker or finder in connection with the transactions contemplated by this Agreement.

            7.6. Disclosure. No representation, warranty or statement made in this Agreement, any Related Agreement, or any Exhibit, Schedule, agreement, certificate, written statement or document furnished by or on behalf of the Buyer or Parent in connection herewith or therewith contains any untrue statement of material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein not false or misleading.

            8.  SELLER AND STOCKHOLDERS POST-CLOSING COVENANTS.

            8.1 Non-Solicitation; Covenant Not To Compete. The Seller and each of the Stockholders covenants that for a period commencing on the Closing Date and ending on the third anniversary of the Closing Date (subject to such period being shortened or extended pursuant to Sections

8.1(d) or (c) below) the Seller or such Stockholder, as the case may be, shall not, directly or indirectly as a stockholder, investor, partner, director, officer, employee or otherwise (except in his capacity as an employee of or consultant to the Buyer or any of Buyer's affiliates or as a holder of 1% or less of the issued and outstanding stock in any company whose stock is publicly traded (a "Permitted Capacity")):

            (a) solicit or attempt to induce any employee of the Buyer to terminate his or her employment with Buyer or any affiliate of the Buyer; or

            (b) engage in a Competitive Business in the United States. For purposes of this Agreement, a "Competitive Business" means the business of the Seller as conducted or contemplated as of the Closing Date including the design and manufacturing of (i) differential amplifiers with or without precision DC offset sources/generators) and (ii) current probes, differential probes, probes matched in phase or delay, and power probes; provided that instrumentation intended for use in audio test applications is not considered a Competitive Business.

            (c) Notwithstanding the foregoing, any Key Person whose employment terminates other than by reason of such Key Person's resignation shall be bound by the covenants set forth in this Section 8.1 only during the period such Key Person is paid his salary (as in effect on the date of termination of his employment).

            (d) Each of the parties hereto agrees that the periods of time and the geographic area and the scope of activities applicable to or covered by this
Section 8.1 are reasonable, in view of the benefits to the Seller and the Stockholders as a result of the arrangements entered into in connection with the purchase of the Acquired Assets hereunder, the geographic scope and nature of the business in which the Seller, and the Buyer are engaged, the Stockholder's knowledge of the business of the Seller and the Stockholders' relationship with customers of the Seller. However, if such period, area or scope should be adjudged unreasonable in any judicial proceeding, then the period of time shall be reduced by such number of months, such area shall be reduced by elimination of such portion of such area, or such scope shall be reduced by such activities, or all of foregoing, as are deemed unreasonable, so that this covenant may be enforced in such area and during such period of time and as to such activities as are adjudged to be reasonable. The time periods provided for in this Section
8.1 shall be extended for a period of time in which the Seller or any Stockholder is found by any court of competent jurisdiction to be in violation of any provisions of this Section 8.1.

            8.2. Change of Seller Name. The Seller and the Stockholders shall within five (5) business days of the Closing Date take all steps necessary to change the Seller's name to a name which does not include the word "Preamble." Seller acknowledges Buyer intends to operate the business of Preamble Acquisition Corp. under the name "Preamble Instruments, Inc." Seller consents to use by the Buyer of the name "Preamble Instruments, Inc." or any abbreviation or variation of the same.

9.  BUYER AND PARENT POST-CLOSING COVENANTS.

            9.1. Active Differential Probe Shipping Earn-Out. If during the 1997 calendar year, the Seller ships pursuant to valid purchase orders/contracts at least twenty (20) Active Differential Probes (LeCroy OEM), each fully functional and compliant with the specifications dated April 25, 1997 (as such specifications may from time to time be amended or modified in writing by mutual agreement of the Seller and the Parent), the Buyer shall pay to the Seller on January 15, 1998, an amount equal to $100,000, such amount to be paid by delivery to the

Seller at the Buyer's sole option of either (i) a number of shares of Common Stock equivalent to $100,000 (rounding up to the nearest whole share), based on the Average Market Value or (ii) cash or cash equivalents in an amount equal to $100,000. For this purpose, Average Market Value shall be determined during the twenty (20) trading days up to and including January 7, 1998.

            9.2. Sales Earn-Out. (a) Subject to any adjustments pursuant to subsection 9.2(b) below, on each Payment Date identified in the table below, the Buyer shall pay to the Seller an amount (the "Earn-out Amount") equal to the Adjusted Sales Amount for the last full fiscal year of the Parent immediately preceding such date. For purposes hereof, the "Adjusted Sales Amount" shall equal fifty-five percent (55%) of the amount by which Net Preamble Sales exceed the Threshold (as determined by reference to the table below):

     ---------------------------------------------------------------------------------------------------------
                                Parent
             Payment            Fiscal
              Date               Year                        Period                   Threshold
     ---------------------------------------------------------------------------------------------------------
     September 30, 1998          1998             June 29, 1997 to June 27, 1998       $1,000,000
     ---------------------------------------------------------------------------------------------------------
     September 30, 1999          1999             June 28, 1998 to July 3, 1999        $1,200,000
     ---------------------------------------------------------------------------------------------------------
     October 2, 2000             2000             July 4, 1999 to July 1, 2000         $1,200,000
     ---------------------------------------------------------------------------------------------------------
     October 1, 2001             2001             July 2, 2000 to June 30, 2001        $1,200,000
     ---------------------------------------------------------------------------------------------------------
     September 30, 2002          2002             July 1, 2001 to June 29, 2002        $1,200,000
     ---------------------------------------------------------------------------------------------------------

            (b) Any Earn-out Amount payable on the first three Payment Dates shall be proportionately reduced by (i) the Ownership Percentage of any Key Person (other than John Addis) whose employment by the Buyer or any other Buyer Party terminates for any reason other than a termination without Cause and other than as a result of death or Disability prior to the last day of the period to which it relates with respect to such Earn-Out Amount (ii) the Ownership Percentage of John Addis should Mr. Addis cease to be a consultant of the Buyer or any other Buyer Party prior to December 31, 1998 other than as a result of death or Disability and (iii) the Ownership Percentage of Angus McCamant should Mr. McCamant cease to be an employee of the Buyer or any Buyer Party prior to the last day of the period to which it relates with respect to such Earn-Out Amount. There shall be no reduction in any Earn-out Amounts in the event the employment of any Key Person (other than John Addis) is terminated without Cause or in the event the employment of any Key Person or the consultancy or John Addis terminates as a result of his death or Disability.

     (c) The Earn-out Amount due, if any, shall be paid by delivery to the Seller at the Buyer's sole option of either (i) a number of shares of

Common Stock equivalent to the applicable Earn-out Amount based on the Average Market Value (rounding up to the nearest whole share) or (ii) cash or cash equivalents in an amount equal to the applicable Earn-out Amount. For the purpose of this Section 9, Average Market Value shall be determined during the twenty (20) trading days immediately preceding the fifth (5th) trading day prior to the applicable Payment Date. Notwithstanding the foregoing provisions of this
Section 9.2, the maximum Earn-Out Amount shall under no circumstance exceed $1,200,000.

            (d) In the event of a sale of all or substantially all of the assets or outstanding capital stock of the Buyer, Buyer shall pay to the Seller on the closing date of such sale an amount equal to (i) $1,200,000 less (ii) the aggregate of all Earn-out amounts paid to Seller pursuant to Section 9.2 as of the closing date of such sale.

            (e) In the event any Key Person's employment is terminated by reason of such Key Person's death, the Earn-out Amount otherwise payable to such Key Person shall be paid to such Key Person's estate.

            (f) For purposes hereof, (i) the term "Net Preamble Sales" for any period shall mean total sales of Preamble Products shipped pursuant to valid purchase orders/contracts during such period less returns and allowances, freight out and cash discounts; (ii) the term "Key Person" shall mean any of Alfred H. Schamel, Timothy W. Ruvo, and John Addis; (iii) the term "Preamble Products" shall mean amplifier Models 1850, 1855, 1822, 1820 and LeCroy OEM ADP and versions 1870 and 1860 and probes XC100, XC200, XC300, XC350, XCP5100 and A101 including any improved or substituted versions of such amplifiers and probes (other than "new generation" improvements resulting in substantially increased functionality); (iv) the term "Ownership Percentage" shall mean with respect to any Key Person, the percentage set forth opposite such Key Person's name on Schedule 9.2(f) to the Disclosure Letter; (v) the term "Buyer Party" shall mean any of the Buyer, the Parent or any of their respective affiliates;
(vi) the term "Cause" shall have the meaning assigned to such term in the applicable Key Person's Employment Agreement, dated as of the Closing Date, as amended and in effect from time to time; and (vii) the term "Disability" shall have the meaning assigned to such term in the applicable Key Person's Employment Agreement or Consulting Agreement, as the case may be, dated as of the Closing Date, as amended and in effect from time to time.

            9.3. Operation of Business Post-Closing. The Buyer and the Parent agree that the business of the Buyer post-Closing shall be operated in good faith and consistent with the management of the Parent and its other subsidiaries (including, without limitation, maintaining business insurance coverage substantially similar to the insurance coverage maintained by the Seller for the benefit of the Seller as of the date hereof and maintaining reserves of at least $50,000 in cash for working capital purposes). Each of the Buyer, the Parent and the Key Persons will act in good faith to distribute Preamble Products world-wide. Sales and marketing efforts by the Buyer, the Parent and the Key Persons with respect to the Preamble Products will include, but will not be limited to training of sales personnel, advertising, development of demonstration units, attendance at trade shows, visiting customers and distribution of sales literature. Buyer and Parent resources for the foregoing sales and marketing efforts shall be provided pursuant to a business plan and budget for the Preamble Products jointly developed by the Buyer, the Parent and the Key Persons. Each of the Buyer, the Parent and the Key Persons agree to negotiate in good faith to reach a mutually satisfactory joint business plan and budget with respect to the Preamble Products and the activities described in this Section 9.3.

            10. CONDUCT OF BUSINESS PRIOR TO CLOSING DATE. The Seller and each of the Stockholders covenants and agrees that, from and after the Effective Date and until the earlier to occur of (i) the Closing or (ii) the date of termination of this Agreement pursuant to Section 15 below, with respect to the Acquired Assets, except as otherwise specifically consented to or approved by the Buyer in writing:

            10.1. Full Access. The Seller and the Stockholders shall afford to the Buyer and its authorized representatives full access, upon reasonable notice, during normal business hours to all properties, books, records, contracts and documents of the Seller and a full opportunity to make such investigations as they shall desire to make of the Seller.

            10.2 Carry on in Regular Course. The Seller and the Stockholders shall maintain the Acquired Assets in good operating condition and repair, ordinary wear and tear excepted.

            10.3. Contracts, Commitments and Related Matters. Except as disclosed on Schedule 10.3 to the Disclosure Letter, the Seller and the Stockholders shall not amend or enter into any contract or commitment or engage in any transaction not in the usual and ordinary course of business and consistent with its normal business practices.

            10.4. Sale of Capital Assets. Except as disclosed on Schedule 10.4, the Seller and the Stockholders shall not sell or otherwise dispose of any capital asset without the prior written consent of the Buyer.

            10.5. Preservation of Organization. The Seller shall not merge or consolidate with any other corporation, or acquire any stock of, or, except in the ordinary course of business, acquire any assets or property of any other business entity whatsoever.

            10.6. No Default. Neither the Seller nor any of the Stockholders shall do any act or omit to do any act, or permit any act or omission to act, which will cause a breach of any contract, commitment or obligation of the Seller.

            10.7. Compliance with Laws. The Seller shall duly comply in all material respects with all laws, regulations and orders applicable with respect to its business.

            10.8. Advice of Change. The Seller shall promptly advise the Buyer in writing of any material adverse change in the business, condition, operations, prospects or assets of the Seller.

            10.9. Consents of Third Parties. The Seller shall use its best efforts to secure, before the Closing Date, the consent, in form and substance satisfactory to the Buyer and the Buyer's counsel, to the consummation of the transactions contemplated by this Agreement by each party to any contract, commitment or obligation of the Seller to be assumed by the Buyer hereunder, under which such transactions would constitute a default, would accelerate, modify or vest obligations of the Seller or would permit cancellation of any such contract. In the event any such consent is not procured before the Closing Date and the Buyer waives in writing the requirements of this Section 10.9 with respect to such consent, then the Buyer shall use its reasonable commercial efforts to cooperate with the Seller and the Stockholders in obtaining such consent.

            11.  COVENANTS OF THE PARTIES.

            11.1. Registration Statement on Form S-3. The Parent shall use its best efforts to file with the Securities and Exchange Commission within five (5) business days of the Effective Date, a registration statement on Form S-3 with respect to shares of the Common Stock of the Parent constituting the Stock Consideration and an additional 60,000 shares to be held in reserve by the Buyer and the Parent for the purpose of satisfying any obligation to pay any additional amounts pursuant to Sections 9.1 and 9.2 above. The Parent will use commercially reasonable efforts to maintain the effectiveness of such registration statement through December 31, 2003.

            11.2. Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to, as promptly as practicable, take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary action.

            11.3. Disclosure Supplements. From time to time prior to the Closing, and in any event immediately prior to the Closing, the Seller and the Stockholders will promptly supplement or amend any disclosure schedule hereto with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such disclosure schedule or which is necessary to correct any information in such schedule which has become inaccurate, provided that delivery of such information will not be deemed an amendment of this Agreement unless prior to or on the Closing Date, the Buyer acknowledges in writing Buyer's acceptance of any supplement or amendment to any disclosure schedule. No supplement or amendment to such schedules shall have any effect for the purpose of determining satisfaction of any of the conditions set forth in Sections 12, 13 and 14 hereof unless the Buyer accepts any such supplement or amendment to any disclosure schedule in writing prior to or on the Closing Date.

            11.4. Public Announcements. The parties hereto each agree that no party to this Agreement shall make, issue or release any announcement, whether to the public generally, or to employees, suppliers or customers, statement or acknowledgment of the existence of, or reveal the status of, the transactions provided for herein, without first obtaining the consent of the other parties hereto; and except as otherwise required by law or the rules of Nasdaq, the Seller and the Buyer will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or any of the transactions contemplated hereby. Nothing contained in this Section 11.3 shall prevent any party from making such public announcements as such party may consider necessary in order to satisfy such party's legal or contractual obligations. Notwithstanding the foregoing, the Seller and the Stockholders may discuss the transactions provided for herein with the Seller's landlord and employees and consultants of the Seller provided any such employees or consultants agrees to be bound by confidentiality provisions similar in scope to the provisions set forth in this Section 11.4.

            11.5. Consideration. The Seller agrees to apply the Cash Consideration solely to satisfy the obligations of the Seller set forth on
Schedule 2(b) to the Disclosure Letter. Each of the Stockholders acknowledges and agrees that the Cash Consideration shall be applied solely to satisfy the obligations of the Seller set forth on Schedule 2.1(b) to the Disclosure Letter. The Seller agrees to distribute the Stock Consideration as set forth on Schedule 2.1(a) to the Disclosure Letter.

            11.6. Investment Agreement. The Seller and each of the Stockholders agrees that it or he, as the case may be, will not offer to sell or otherwise transfer any of the shares of the Common Stock of the Parent obtained by the Seller or such Stockholder pursuant to this Agreement in the United States unless a registration statement with respect to such shares of Common Stock has become effective under the Securities Act or the Buyer has been furnished with an opinion of counsel satisfactory to the Buyer that such registration is not required with respect to such sale or transfer in the United States.

            11.7. No-Shopping. For the period beginning on the date hereof and ending on the earlier to occur of (a) October 31, 1997, (b) the Closing Date or
(c) the date of termination of this Agreement pursuant to Section 15 below, neither the Seller nor any of the Stockholders will (i) solicit or entertain any offer or proposal to acquire all or any material portion of the assets or capital stock of the Seller (other than sales of inventory in the ordinary course of business), whether by the issuance or transfer of stock or assets, merger, consolidation, or otherwise, or (ii) negotiate or discuss any such offer or proposal with any third party, or (iii) provide any information to any third party in connection with any such offer or proposal.

            11.8. Transitional Matters. The Seller acknowledges that the Buyer may from time to time require access to some business records of the Seller relating to the Acquired Assets, and the Seller agrees that upon reasonable prior notice from the Buyer, it will, during normal business hours, either provide the Buyer with access to or, at the Buyer's option, copies of such records. The Seller agrees that it will not destroy any such business records during the period from the date hereof until the third anniversary of the Closing Date nor destroy any business records prepared prior to the Closing without first notifying the Buyer and affording it the opportunity to remove or copy them.

            12. MUTUAL CONDITIONS PRECEDENT TO THE PARTIES' OBLIGATIONS. The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Closing of the following conditions, none of which may be waived unilaterally by any party hereto.

            12.1. No Litigation. No statute, rule, regulation, executive order, decree, restraining order or injunction shall have the effect of making the transactions contemplated by this Agreement illegal or otherwise prevent the transactions contemplated by this Agreement and no action, suit or proceeding shall be pending or threatened before any court or administrative body in which it will be or is sought to restrain or prohibit or obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

            12.2. Consents, Approvals, Etc. All other required regulatory filings shall have been completed and all necessary regulatory consents, approvals and clearances in connection with the transactions contemplated by this Agreement shall have been received.

            13. CONDITIONS PRECEDENT TO THE BUYER'S OBLIGATIONS. Notwithstanding the provisions of Sections 1, 2 and 3, the Buyer shall be obligated to perform the acts contemplated for performance by it under Sections 1, 2 and 3 only if each of the following conditions is satisfied at or prior to the Closing Date, unless any such condition is waived in writing by the Buyer:

            13.1. Accuracy of Representations and Warranties by the Seller and the Stockholders. The representations and warranties of the Seller and the Stockholders set forth in Section 6 shall be true and correct in all material respects.

            13.2. Compliance by the Seller and the Stockholders. The Seller and the Stockholders shall have performed and complied in all material respects with all covenants and agreements contained in this Agreement required to be performed or complied with by it or them, as the case may be, on or before the Closing Date.

            13.3. Closing Certificate. The Seller shall have delivered to the Buyer at and as of the Closing a certificate, duly executed by the President of the Seller and by the Stockholders in form and substance satisfactory to the Buyer and its counsel, certifying that the representations, warranties and conditions specified in Sections 13.1 and 13.2 have been satisfied.

            13.4. Parent Stock Price. If Buyer elects to pay the amount set forth in Section 2.1(a) in Common Stock, the Average Market Value of Common Stock determined pursuant to Sections 2.1(a) and 2.2 hereof shall be no less than $25.00 per share.

            13.5. Proceedings and Documents Satisfactory. All proceedings in connection with the transactions contemplated by this Agreement and all certificates and documents delivered to the Buyer pursuant to this Section 13 shall be reasonably satisfactory to the Buyer and its counsel.

            14. CONDITIONS PRECEDENT TO THE SELLER'S OBLIGATIONS.
Notwithstanding the provisions of Sections 1 and 2, the Seller shall be obligated to perform the acts contemplated for performance by it under Sections 1 and 2 only if each of the following conditions is satisfied at or prior to the Closing Date, unless any such condition is waived in writing by the Seller:

            14.1. Re-Seller Registration Statement. Unless the Buyer selects to pay the amount set forth in Section 2.1(a) in cash or cash equivalents, a re-seller registration statement on Form S-3 registering the public sale under the Securities Act of 1933, as amended by the Stockholders of (i) the Stock Consideration and (ii) an additional 60,000 shares in respect of any additional amounts Buyer may use to pay any amounts be required to paid pursuant to Sections 9.1 and 9.2 above, shall have been declared effective by the Securities and Exchange Commission and a reasonable number of copies of the prospectus contained therein have been delivered to the Seller and the Stockholders by the Buyer.

            14.2. Accuracy of Representations and Warranties of the Buyer and the Parent. The representations and warranties of the Buyer and the Parent set forth in Section 7 shall be true and correct in all material respects.

            14.3. Compliance by the Buyer and the Parent. The Buyer and the Parent shall have performed and complied in all material respects with all of the covenants and agreements required to be performed or complied with by each of them by the Closing Date.

            14.4. Closing Certificate. The Buyer and the Parent shall have delivered to the Seller at and as of the Closing a certificate, duly executed by a Vice President of the Buyer and a Vice President of the Parent, in form and substance satisfactory to the Seller and its counsel, certifying that the representations, warranties and conditions specified in Sections 14.2 and 14.3 have been satisfied.

            14.5. Parent Stock Price. If Buyer elects to pay the amounts set forth in Section 2.1(a) in Common Stock, the Average Market Value of Common Stock determined pursuant to Sections 2.1(a) and 2.2 hereof shall be no more than $45 per share.

            14.6. Proceedings and Documents Satisfactory. All proceedings in connection with the transactions contemplated by this Agreement and all certificates and documents delivered to the Seller and the Stockholders pursuant to this Section 14 shall be reasonably satisfactory to the Seller, the Stockholders and their counsel.

     15. TERMINATION; LIABILITIES CONSEQUENT THEREON. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing only as follows:

     (a) by the Buyer, upon notice to the Seller if the conditions set forth in Sections 12 and 13 shall not have been satisfied by October 31, 1997; or

     (b) by the Seller, upon notice to the Buyer, if the conditions set forth in Sections 12 and 14 shall not have been satisfied by October 31, 1997; or

     (c) by the Buyer if there has been any material breach of any representation, warranty or covenant of the Seller or any Stockholder contained herein and the same has not been cured within 10 days after notice thereof;

     (d) by the Seller if there has been any material breach of any representation, warranty or covenant the Buyer or the Parent contained herein and the same has not been cured within 10 days after notice thereof; or

     (e) at any time by mutual agreement of the Buyer and of the Seller.

     Any termination pursuant to this Section 15 shall be without liability on the part of any party. The provisions of Sections 14 and 16 of this Agreement shall survive any termination of this Agreement.

            16.  INDEMNIFICATION.

            16.1  Indemnification by the Seller and the Stockholders.

            16.1.1 Indemnification by the Seller and the Stockholders. Subject to the limitations set forth below, the Seller and each of the Stockholders agrees to jointly and severally indemnify and hold the Buyer (and its directors, officers, employees, affiliates and stockholders) (collectively, the "Buyer Protected Parties") harmless from and with respect to any and all claims, liabilities, losses, damages, costs and expenses (including the reasonable fees and disbursements of counsel), net of insurance proceeds ("Losses"), related to or arising, directly or indirectly, out of:

     (i) any failure or any breach by the Seller of any representation or warranty, covenant, obligation or undertaking made by the Seller in this Agreement, any Exhibit hereto, any Schedule to the Disclosure Letter, in any other Related Agreement or any other statement, certificate or other instrument delivered expressly pursuant hereto; or

     (ii) in connection with or by virtue of the business or operations of the Seller up to and including the Closing Date or any Excluded Liability, it being understood that the only obligations and liabilities that the Buyer assumes hereunder are the Assumed Obligations (as defined in Section 3).

            16.1.2 Further Indemnification by the Stockholders. Subject to the limitations set forth below, each of the Stockholders additionally agrees to severally indemnify and hold the Buyer Protected Parties harmless from and with respect to any Losses, related to or arising, directly or indirectly, out of any failure or any breach by such Stockholder in his individual capacity of any representation or warranty, covenant, obligation or undertaking made by such Stockholder in his individual capacity in this Agreement, any Exhibit hereto, Schedule to the Disclosure Letter, in any other Related Agreement or any other statement, certificate or other instrument delivered expressly pursuant hereto; provided that each of Alfred Schamel and Timothy Ruvo additionally agrees to jointly and severally indemnify and hold the Buyer Protected Parties harmless from and with respect to any Losses, related to or arising, directly or indirectly, out of any failure or any breach by either Alfred Schamel or Timothy Ruvo of any representation or warranty, covenant, obligation or undertaking made by either Alfred Schamel or Timothy Ruvo in his individual capacity in this Agreement, any Exhibit hereto, any Schedule to the Disclosure Letter, in any other Related Agreement or any other statement, certificate or other instrument delivered expressly pursuant hereto.

            16.2. Indemnification by the Buyer and the Parent. The Buyer and the Parent agree to jointly and severally indemnify and hold the Seller (and its directors, officers, employees and affiliates) and the Stockholders (collectively, the "Seller Protected Parties") harmless from and with respect to any and all Losses related to or arising, directly or indirectly, out of (i) the operation of the Buyer's or Parent's business, as the case may be, involving or related to the Acquired Assets, after the Closing or (ii) failure, breach or violation by the Buyer or the Parent of any representation or warranty, covenant, including any failure to discharge Assumed Obligations, any obligation or undertaking made by it in this Agreement, any Exhibit hereto, any Schedule to the Disclosure Letter or in any Related Agreement to which it is a party or any other statement, certificate or other instrument delivered expressly pursuant hereto.

            16.3.  Indemnification Procedures.

                        (a) In the event that any Buyer Protected Party or
            Seller Protected Party (an "Indemnified Party") desires to make a claim against a party hereto (the "Indemnifying Party," which term shall include all Indemnifying Parties if there be more than one) in connection with any action, suit, proceeding or demand at any time instituted against or made upon it for which it may seek indemnification hereunder (a "Claim"), the Indemnified Party shall notify the Indemnifying Party of such Claim and of its claims of indemnification with respect thereto, provided that failure to give such notice shall not relieve the Indemnifying Party of its obligations under this Section 16 except to the extent, if at all, that the Indemnifying Party shall have been prejudiced thereby. Upon receipt of such notice from the Indemnified Party in connection with any Claim involving a third party, the Indemnifying Party shall be entitled to participate in the defense of such Claim , and if and only if each of the following conditions is satisfied, the Indemnifying Party may assume the defense of such Claim, and in the case of such an assumption the Indemnifying Party shall have the authority to negotiate, compromise and settle such Claim:

                                    (i) The Indemnifying Party confirms in
                        writing that it is obligated hereunder to indemnify the Indemnified Party (except for the possible application of any deductible provided for in this Section 16 would have the effect that the Indemnifying Party would probably not be responsible for more than half of such claim, then the Indemnifying Party shall not be entitled to defend such claim) with respect to such Claim; and

                                    (ii) The Indemnified Party does not give the
                        Indemnifying Party written notice that it has determined, in the exercise of its reasonable discretion, that matters of corporate or management policy or a conflict of interest make separate representation by the Indemnified Party's own counsel advisable.

                       (b) Notwithstanding the foregoing, no Indemnifying Party shall be entitled to settle any Claim unless in connection with such settlement the Indemnified Party receives a complete release with respect to the subject matter of such Claim. The Indemnified Party shall retain the right to employ its own counsel and to participate in the defense of any Claim, the defense of which has been assumed by an Indemnifying Party pursuant hereto, but the Indemnified Party shall bear and shall be solely responsible for its own costs and expenses in connection with such participation.

            16.4. Limitations. The provisions of Sections 16.1 through 16.3 are subject to the limitations set forth in this Section 16.4. No party shall be liable to the other under Section 16 unless the Claim is asserted in writing by the Indemnified Party, stating the nature of the losses and the basis for indemnification therefor within three (3) months after the expiration of the applicable statute of limitations with respect to which the Claim relates, as such limitation period may be extended from time to time. The maximum aggregate liability of the Indemnifying Party for all claims pursuant to Section 16, shall be limited to the Purchase Price. No Claim may be asserted under this Section 16 unless the aggregate of all net losses, costs, expenses, and liabilities suffered by the Indemnified Party exceeds $30,000, but then for such first $30,000 and to the extent of any excess. Notwithstanding any provision herein to the contrary, no Stockholder shall have any liability under this Section 16 in excess of the amount set forth opposite such Stockholder's name on Schedule 2.1(a) to the Disclosure Letter.

            16.5. Subrogation Rights. Any Indemnifying Party which indemnifies any Indemnified Party for any matter pursuant to this Section 16 shall, upon payment in full of the amount owed with respect to such matter pursuant to this
Section 16, be subrogated to the rights of such Indemnified Party against all other Persons with respect to the matter for which indemnification was provided and, in its own name or in the name of the Indemnified Party, may assert any claim against any such person which the Indemnified Party may have with respect thereto.

            16.6. Materiality Standards. Once it has been determined that there has been a breach of a representation, warranty or covenant for purposes of the measure of harm pursuant to this Section 16, the existence and extent of any inaccuracy in or breach of any representation or warranty or covenant contained in this Agreement or in any certificate or instrument delivered pursuant to the express terms hereof shall be determined by reading the representation or warranty or covenant that is inaccurate or breached as if all materiality standards related to such breach contained in such specific representation or warranty or covenant, as applicable, had been deleted from such representation or warranty or covenant in their entirety.

            16.7. Right of Set-off. Upon notice to Seller specifying in reasonable detail the basis for such set-off, Buyer may set off any amount to which it may be entitled under this Section 16 against amounts otherwise payable pursuant to Section 9. Neither the exercise of nor the failure to exercise such right of set-off will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it.

            17. SURVIVAL OF REPRESENTATIONS. Each of the representations, warranties and undertakings in this Agreement (i) made by the Seller and the Stockholders shall survive the Closing and shall expire on the last day that a claim for indemnification with respect thereto may be made pursuant to Section 16, provided, however, that any representation, warranty or undertaking that is the subject of an outstanding written indemnification claim on such date shall survive beyond such date for purposes of such claim until the resolution of such claim.

            18. TAX CONSEQUENCES TO THE PARTIES. The parties hereto understand and agree that no party hereto is making any representation or warranty as to the tax consequences of this Agreement or any Related Agreement and the events and actions contemplated hereby and thereby.

            19. EXPENSES. All expenses incurred by any party hereto shall be borne by the party incurring the same.

            20.  MISCELLANEOUS PROVISIONS.

            20.1. Amendment and Waiver. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

            20.2. Notices and Representatives. Any notice expressly provided for under this Agreement shall be in writing, shall be given either manually or by written telecommunication, and shall be deemed sufficiently given if delivered personally, or by a nationally recognized courier service against written receipt, or ten days after being mailed by certified mail, return receipt requested, postage prepaid, addressed to such party, or if sent by written telecommunication, with appropriate answer back, in each case to the following addresses. Any party and any representative designated below may, by notice to the others, change its address for receiving such notices.

Address for notices to the Buyer or the Parent:

            Preamble Acquisition Corp.
            c/o LeCroy Corporation
            700 Chestnut Ridge Road
            Chestnut Ridge, NY  10977
            Telecopy: (914) 578-5989
            Attention:  Vice President,
                        Business Development

            with a copy to:

            Roger D. Feldman, Esq.
            Bingham, Dana & Gould LLP
            150 Federal Street
            Boston, MA  02110
            Telecopy: (617) 951-8736

Address for notices to the Seller or any Stockholder:

            Preamble Instruments, Inc.
            6700 SW 105th Avenue
            Beaverton, OR 97008
            Telecopy: (503) 646-1604
            Attention:  Alfred H. Schamel

            with a copy to:

            James M. Kennedy, Esq.
            Kennedy & Kennedy LLP
            Pioneer Tower, Suite 1170
            888 S.W. Fifth Avenue
            Portland, Oregon  97204-2098
            Telecopy: (503) 226-6466

            20.3. Assignment and Benefits of Agreement. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors, but may not be assigned by any of the foregoing without the written consent of the others; provided, however, that the Buyer may assign its rights and obligations hereunder to any affiliate of the Buyer. Except as aforesaid or as specifically provided for elsewhere in this Agreement, nothing in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their said successors and assigns, any rights under or by reason of this Agreement.

            20.4. Governing Law. This Agreement shall be governed by and interpreted in accordance with the internal laws (not including the choice-of-law rules) of the state of Delaware.

            20.5. Counterparts. This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

            20.6. Section Headings. All enumerated subdivisions of this Agreement are herein referred to as "section" or "subsection." The headings of sections or subsections are for reference only and shall not limit or control the meaning thereof.

            20.7. Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. The words "include" or "including" are not limiting.

            20.8. Effect of Investigations. No investigation by the parties hereto made heretofore or hereafter, whether pursuant to this Agreement or otherwise shall affect the representations and warranties of the parties which are contained herein and each such representation and warranty shall survive such investigation.

            20.9. Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the purposes and intents of this Agreement.

            20.10. Specific Enforceability. Each of the Buyer, the Stockholders and the Seller recognize and hereby acknowledge that it is impossible to measure in money the damages that would result to a party by reason of the failure of any of the parties to perform any of the obligations imposed on it by Section 8 of this Agreement. Accordingly, if any party should institute an action or proceeding seeking specific enforcement of the provisions hereof, each party against which such action or proceeding is brought hereby waives the claim or defense that the party instituting such action or proceeding has an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such a remedy at law exists.

            20.11. CONSENT TO JURISDICTION. EACH OF THE BUYER, THE STOCKHOLDERS AND THE SELLER HEREBY AGREES TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS IN AND OF THE STATE OF DELAWARE OVER ANY SUIT, ACTION OR PROCEEDING EXISTING UNDER OR RELATING TO THIS AGREEMENT, ANY RELATED AGREEMENT OR THE COMMON STOCK OF THE PARENT TRANSFERRED TO THE SELLER OR ANY STOCKHOLDER PURSUANT TO THE TERMS HEREOF OR THEREOF, AND CONSENTS THAT SERVICE OF PROCESS WITH RESPECT TO ALL COURTS IN AND OF THE STATE OF DELAWARE MAY BE MADE BY REGISTERED MAIL TO IT AT SUCH PERSON'S ADDRESS SET FORTH PURSUANT TO SECTION 20.2 HEREOF.

            20.12. CONSENT TO USE OF NAME. The Seller consents to the use of the name "Preamble Instruments Corp." by the Buyer.

            20.13. Disclosure Schedule. The disclosures in the Schedules hereto, and those in any supplement thereto, shall relate only to the representations and warranties in the Section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement. In the event of any inconsistency between the statements in the body of this Agreement and those in any Schedule hereto, the statements in the body of this Agreement will control.

            20.14. Entire Agreement, Etc. This Agreement (including the Schedules and Exhibits hereto) contains the entire understanding of the parties, supersedes all prior agreements and understandings relating to the subject matter hereof and shall not be amended, modified or waived except by a written instrument hereafter signed by all of the parties hereto.

            IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as an instrument under seal as of the date and year first written above.

BUYER:                                       PREAMBLE ACQUISITION CORP.


                                             By: /s/ John C. Maag
                                                ----------------------------
                                                   Name: John C. Maag
                                                   Title: Secretary

PARENT:                                      LECROY CORPORATION


                                             By: /s/ John C. Maag
                                                ----------------------------
                                                   Name: John C. Maag
                                                   Title: Secretary

SELLER:                                      PREAMBLE INSTRUMENTS, INC.


                                             By: /s/ Alfred H. Schamel
                                                ----------------------------
                                                   Name: Alfred H. Schamel
                                                   Title: President

STOCKHOLDERS:                                              /s/Alfred H. Schamel
                                                          ----------------------
                                                           Alfred H. Schamel


                                                           /s/ Timothy W. Ruvo
                                                          ----------------------
                                                           Timothy W. Ruvo


                                                           /s/ John L. Addis
                                                          ----------------------
                                                           John L. Addis


                                                           /s/ Robert E. Metzler
                                                          ----------------------
                                                           Robert E. Metzler


                                                           /s/ Bruce E. Hofer
                                                          ----------------------
                                                           Bruce E. Hofer


                                                           /s/ Karl Evenson
                                                          ----------------------
                                                           Karl Evenson